Exhibit 10.16

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

March 5, 2019

Mr. Rod Keller, CEO

Austin EV, Inc.

21 Cypress Blvd, Suite 1080

Round Rock, TX 78665

RE: MASTER PROCUREMENT AGREEMENT

Dear Mr. Keller:

Club Car LLC (“Buyer”) and Austin E-V, Inc. (“‘Seller”) have entered or anticipate entering into one or more transactions (each a “Transaction”).

●	Schedules: Each schedule A to this Master Procurement Agreement (“Schedule A”) shall constitute a separate Purchase Agreement, as defined more specifically by the Purchase Order Terms and Conditions (“Terms’’), incorporating by this reference: i) this Master Procurement Agreement; ii) the Terms; iii) the Non-Binding Memorandum of Intent between Club Car LLC and Austin EV, Inc.; and iii) all related purchase orders and releases, as applicable. Each Schedule A will describe the products and/or services, pricing, estimated annual volume, identify the Buyer (if different than above) and provide other details about the applicable Transaction(s). Schedule A’s may only be added if the Schedule A is mutually executed by both parties. Prices in a Purchase Agreement are maximum prices. Without express written agreement from Buyer, which shall not be unreasonably withheld, Seller shall not be entitled to any price increase for any reason including changes in exchange rates, increases in costs of materials, labor or other cost increases or surcharges.

●	Orders: Products ordered under a Schedule A shall be ordered by Buyer by means of purchase orders or releases. as applicable, subject to the terms and conditions of such Schedule A. Any volumes provided by Buyer(s) outside of purchase orders or releases are only estimates and not commitments to purchase.

●	Terms: SUBJECT TO THE ORDER OF PRECEDENCE SET FORTH IN THE FOLLOWING PARAGRAPH, THE TERMS AND CONDITIONS OF PURCHASE ORDER ATTACHED HERETO ARE EXPRESSLY INCORPORATED INTO THIS MASTER PROCUREMENT AGREEMENT BY REFERENCE. BY SIGNING BELOW, SELLER CONFIRMS THAT IT HAS READ THE TERMS AND AGREES TO BE BOUND BY THE TERMS. Capitalized term used but not defined herein shall have the meanings provided in the Terms.

●	Conflicts: In the event of any conflict or inconsistency between the various documents (including electronic documents) constituting a Purchase Agreement, unless the parties agree otherwise in writing, the various components of the Purchase Agreement shall be given the following precedence (in descending order of precedence): 1) this Master Procurement Agreement (exclusive of any Schedules A and the Terms); 2) an applicable Schedule A; 3) the Terms; 4) a purchase order or release issued under the Purchase Agreement; 5) the Non-Binding Memorandum of Intent dated December 7, 2018 between Club Car LLC and Austin EV. Inc.

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We look forward to continuing our mutually beneficial relationship.

Sincerely,		Acknowledged and Accepted By,

/s/ Eric Powell	3/13/2019	/s/ Rod Keller	3/11/19
Buyer		Rod Keller, CEO

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SCHEDULE A
#1

Upon execution by the Parties below, the Transaction(s) specified herein shall be awarded and performed in accordance with the Master Procurement Agreement dated December 20, 2018 and the Terms (which are hereby incorporated herein by reference in their entirety) among Austin EV, Inc. (“Seller”) and Club Car LLC (“Buyer”).

Description of Products

Part Number	Products Description See Schedule B	Currency	Price	Forecast (Estimated Annual Volume)	Lead Time	Quantity
[***]	Club Car Branded-Truck with Flat Bed	USD	[***]		[***]	as ordered
[***]	Club Car Branded-Truck with Pickup Bed	USD	[***]		[***]	as ordered
[***]	Club Car Branded-Truck with Van Box	USD	[***]		[***]	as ordered

Product specifications are set forth in Schedule B and are incorporated herein by reference.

Buyer and Seller shall continue to collaborate on new products or improvements to existing Products during the Term. Buyer shall have a right of first refusal on similar commercial utility electric vehicles developed by Seller during the Term as outlined in Schedule B. Buyer would be required to exercise its right of first refusal within thirty (30) days of notification of any such new products. In the event Buyer exercises its right, Buyer and Seller will execute schedule(s) adding the new products to the Master Purchase Agreement.

Buyer Legal Entity purchasing under this Schedule: Club Car LLC

Seller Legal Entity supplying under this Schedule: Austin EV, Inc.

The terms “Buyer” and “Seller” under the Purchase Agreement shall mean the above entities for the purposes of this Schedule A.

Unless terminated earlier pursuant to the Terms, the duration/term of this Schedule is 5 year(s) commencing January 1, 2019. Buyer may renew this agreement for subsequent one year periods by delivering notice to Seller at least 60 days prior to the end of the then current Term.

Buyer and Seller agree to review annual volume forecasts and any minimum volume commitments for purchase by Buyer not less than sixty (60) days prior to each subsequent twelve (12) month subsequent term of this Schedule A. Subsequently, not less than thirty (30) days prior to each subsequent twelve (12) month term of this Schedule A, Seller will update pricing for products using commercially reasonable efforts to integrate any agreed to price modifications.

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Seller agrees to use its good faith efforts to utilize Minority, Women, and Veteran-owned Business Enterprises (MWVBEs) in support of this Purchase Agreement and strive to achieve the portion of total expenditures purchased from MWVBEs equal to 10% of the value of Buyer’s purchases from Seller.

Other than bailment, consignment and joint development agreements, if any, the only other agreements related to the above that are not superseded by this Purchase Agreement are listed here: None

Exclusivity: Seller warrants and represents that it has the exclusive right to sell, license, or distribute the Products to Buyer in North America. Notwithstanding the Seller’s right to terminate in the Right of First Refusal paragraph, in exchange for Buyer’s obligations under the Purchase Agreement and as agreed to in Schedule B, during the Term (including any renewal term) and for a period of three months after termination or expiration of the Term, Seller shall not, directly or indirectly, sell, lease, rent, distribute, manufacture, or license those products expressly described on this Schedule A (“Products”) or substantially similar products to any Competitor, as such term is defined herein below, of Buyer. For the purposes of this Schedule, a “Competitor” will mean any dealer, distributor, manufacturer, rental company, or lessor of electric vehicles or any parent, subsidiary, or affiliate thereof located in North America, excepting only Buyer or entities expressly designed in writing by Buyer including (but not limited to) EZ Go, Textron, Cushman, Yamaha, Polaris, John Deere, and Toro. Buyer agrees to not buy any substantially similar product(s) from a third party during the term of the Agreement; provided. however, that nothing in this agreement shall prohibit Buyer from internally developing, designing, or manufacturing a substantially similar product.

Right of First Refusal: If during the Term Seller receives an offer to directly or indirectly acquire at least 51% of the assets or equity interests of Seller, including but not limited to the intellectual property rights in the Products (the “Rights’’), whether by license purchase of assets, or purchase of the issued and outstanding equity or membership interests of Seller (collectively, “Transfer”) from a third party, as such term is defined herein below, unless otherwise prohibited by law and subject to execution of a confidentiality or nondisclosure agreement, Seller will promptly notify Buyer and provide Buyer with the terms of such offer (‘‘Acquisition Notice”).

During the forty-five (45) days following its receipt of an Acquisition Notice from Seller, Buyer will have a first right of refusal to match or beat the terms of the offer described in such Acquisition Notice (a “Competitive Offer”) by giving notice to Seller of its intent to match such price in writing. In the event Buyer matches or beats the Competitive Offer, Seller shall Transfer the Rights to Buyer on the terms specified in the Acquisition Notice. Only after Seller provides an Acquisition Notice to Buyer and Buyer’s failure to exercise its right of first refusal during the forty-five (45) day period, will Seller be allowed to accept such Competitive Offer. In the event Seller consummates a Transfer with a Competitor of Buyer in accordance with the terms of this clause from a Competitor of Buyer, Buyer shall for thirty days following receipt of written notice of consummation of such Transfer have the right to immediately terminate the Purchase Agreement upon providing Seller with written notice of its intent to so terminate. If Buyer does not exercise its right of first refusal and match or beat the terms of the offer from a Competitor described in such Acquisition Notice (a “Competitive Offer”), Seller may, with 15 months’ notice (the “Notice Period”), terminate this Master Procurement Agreement. During the Notice Period, Buyer may order, and Seller shall manufacture, Products pursuant to the terms of this Master Purchase Agreement.

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Notice Addresses (Each party may change its notice address by written notice to the other party):

If to Buyer:	If to Seller:

Club Car LLC	Austin EV, Inc.
Attention: Sourcing	Attention: CEO
4125 Washington Road	21 Cypress Blvd., Suite 1080
Evans, GA 30809	Round Rock, TX 78665

with a copy to:

Club Car LLC
Attn: Legal Department
4125 Washington Road
Evans, GA 30809 USA

Buyer: Club Car LLC		Seller: Austin EV, Inc.

By:	/s/ Eric Powell	By:	/s/ Rod Keller
Name:	Eric Powell	Name:	Rod Keller
Title:	VP Sourcing	Title:	CEO

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SCHEDULE B

SPECIFICATIONS

[***]

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PURCHASE ORDER TERMS AND CONDITIONS

“Buyer” means Club Car LLC or its affiliated companies. “Seller” means the party selling the applicable products or services to Buyer. By selling products or services to Buyer, Seller confirms that the following terms and conditions apply to Buyer’s purchases. Any modifications must be in writing and signed by Buyer. References to “products” include items specifically provided for in that certain Master Purchase Agreement between Buyer and Seller, as amended from time to time (the “Master Purchase Agreement”) or incorporated in services Buyer purchases from Seller. References to “Specifications” refer to the technical specifications incorporated into the Master Purchase Agreement.

1. TERMS AND CONDITIONS OF PURCHASE. (a) Any products or services Buyer purchases from Seller by electronic, phone, paper or any other form of transmission, are purchased subject to the following: (i) if Seller already has a fully signed purchase agreement currently in effect with Buyer, then the terms of that agreement, together with any terms and conditions of this purchase order and any subsequent purchase orders issued hereunder not in conflict with that agreement, constitute the complete agreement; and (ii) if Seller does not already have a fully signed purchase agreement with Buyer, then the terms and conditions of this purchase order and any subsequent purchase orders issued hereunder constitute the complete agreement. The complete agreement as stated hereinabove shall be referred to as the “Purchase Agreement”. No other terms or conditions including, without limitation, Supplier’s standard printed terms and conditions, whether printed on Supplier’s proposal, order acknowledgement, invoice or otherwise, will have any application to any purchase between Buyer and Supplier unless specifically accepted in writing by Buyer.

(b) Seller may not assign or subcontract its obligations under the Purchase Agreement without the prior written consent of Buyer, and if Seller does so, the assignment or subcontract will be void.

(c) The Purchase Agreement shall be governed by, and interpreted under, the substantive laws of the State of Georgia.

(d) [***]

(e) Spare and Replacement Parts. In return for Buyer agreeing to enter into the Purchase Agreement, Seller grants to Buyer an option during the term of such Purchase Agreement and for seven (7) years thereafter to purchase component parts of any Deliverables, including those which become obsolete during the term of such Purchase Agreement, at the lowest price at which Seller sells such parts. Prices for such parts shall be firm, at the last pre-termination price, for the first five (5) years following the termination of such Purchase Agreement or obsolescence of such Deliverable, as applicable, except for and only to the extent changes are required by cost differences in packaging.

2. PRICING; PAYMENT. (a) Unless otherwise provided elsewhere in the Purchase Agreement, prices are: (i) stated in U.S. dollars; (ii) not subject to increase for the duration of the Purchase Agreement, (iii) FOB, Seller’s Round Rock, TX assembly facility (INCOTERMS 2010). Buyer is responsible for all freight, insurance and related transportation costs from Seller’s facility in Round Rock, Texas to Buyer’s specified destination; and (iv) for a fully assembled vehicle meeting the Specifications prior to shipment. No extra charges of any kind will be allowed unless specifically agreed to by Buyer in writing. In the event of material industry cost changes in Product components and parts, Buyer agrees to work in good faith with Seller to mitigate such cost changes and/or share in material cost increases.

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(b) Unless prohibited by law, Seller will separately indicate on its invoices any taxes imposed on the sale or delivery of products or services.

(c) Unless otherwise provided elsewhere in the Purchase Agreement, Payment terms shall be [***].

(d) Seller warrants that it is selling at the lowest prices and upon the most favorable terms (including, without limitation, volume, quality and/or payment terms) that it offers any buyer for products or services of the same or similar quality to that provided for in the Purchase Agreement. If, during the term of the Purchase Agreement, Seller makes an offer to sell any such products or services to a third party at a lower price or upon one or more terms that are more favorable than the price or terms then applicable under the Purchase Agreement, then an equivalent reduction or modification of terms will apply to all products or services purchased thereafter for the balance of the term of the Purchase Agreement.

(e) Buyer will be responsible for all sales, use, and similar taxes (excluding taxes based on or measured by the net Income, net worth or gross receipts of Seller) imposed as a result of the sale of products or services. With notice to Seller, Buyer may pay such taxes directly to the taxing authority where allowed by law. Seller shall remit all taxes paid by Buyer to the appropriate taxing authority. Upon Buyer’s request, Seller will provide written evidence that Seller is properly licensed to collect the taxes paid by Buyer.

3. TRANSPORTATION; DELIVERY. (a) Shipment dates are firm and TIME IS OF THE ESSENCE WITH RESPECT TO DELIVERY. Buyer is to request targeted shipping dates in each Purchase Order for Products. Seller will exercise commercially reasonable efforts in scheduling the shipping date requested with either external third party carriers or Buyer’s designated carrier. Seller will promptly notify Buyer in writing if Seller anticipates difficulty in complying with a mutually agreed to shipment date and will use all commercially reasonable efforts to meet the required shipping date.

(b) Unless otherwise provided elsewhere in the Purchase Agreement, products are shipped FOB Round Rock, Texas, and delivery will occur, and title and risk of loss will transfer, when: (i) with respect to product not incorporated into services, upon delivery to Buyer’s carrier or designated carrier and (ii) with respect to product incorporated into services, the completed services have been accepted by Buyer.

(c) Seller shall provide Buyer all documentation, information and other materials, including, without limitation, user instructions, warranty statements, manuals, including owner’s manuals, on the execution date of the Master Procurement Agreement by the Parties. Seller shall provide updated documentation and information as they become available. Seller will provide a manufacturer statement of origin for each Product within five (5) days of shipment.

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4. INSPECTION. With commercially reasonable advance notification to Seller, Buyer or its authorized dealer or distributor may inspect and test all products and services and all materials, equipment and facilities utilized by Seller in producing products or providing services for Buyer. Seller will maintain an inspection and testing system for the same that is acceptable to Buyer and will keep records of all inspection and testing data

5. WARRANTIES. (a) Seller warrants that all products and services will be: (i) free of any claims by third parties; (ii) in strict accordance with the specifications, samples, drawings or other descriptions approved by Buyer; (iii) free from defects. Seller further warrants that all services will be performed in accordance with the standards of care and diligence normally practiced by persons performing similar services and in a good and workmanlike manner. The above warranties will be in effect for the duration of any warranty provided by Buyer in connection with Buyer’s sale of the final product, which durations are publicly available and will be provided by Buyer upon written request and are INCORPORATED HEREIN BY REFERENCE. If any products or services fail to conform to the above warranties Seller will: (i) with respect to products, replace or repair the nonconforming products with any installation required to return the product to operating condition at Seller’s cost calculated at published labor rates and estimated time to perform installation; or, (ii) with respect to services, re-perform all services necessary to correct any such nonconformity at Seller’s cost. Any replacement products or services also will be subject to the above warranties and warranty period. If Seller does not replace, repair or re-perform, as applicable, within sixty (60) days after notice, Buyer may do so at Seller’s published expense.

(b) Any rights or remedies of Buyer set forth in the Purchase Agreement are not exclusive and Buyer also has all rights and remedies available under applicable law. All warranties by Seller may be assigned by Buyer to Buyer’s customers and dealers or distributors.

(c) Recalls and Field Fix Programs. If at any time a governmental agency of any country, state, province or municipality requires Buyer to conduct a product safety recall or a field fix program, or Buyer voluntarily undertakes such an action, related to the Deliverables, Buyer will notify Supplier within thirty (30) days of the initiation any such action and Supplier shall, at Buyer’s option, either repair or replace the related Deliverables, and reimburse Buyer for any out-of-pocket costs or expenses related directly to the repair or replacement of the Deliverables.

(d) Disclaimer. EXCEPT AS EXPRESSLY STATED (i) IN THESE TERMS AND CONDITIONS, OR (ii) IN CONNECTION WITH SUCH WRITTEN LIMITED WARRANTY DELIVERED WITH THE PRODUCTS, AEV DISCLAIMS All OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION, All WARRANTIES OF MERCHANTABILITY, and FITNESS FOR A PARTICULAR PURPOSE.

6. QUANTITY TERMINATION; ORDER CHANGES. (a) Buyer may, by written notice to Seller, terminate its purchase of any quantity of products or services (i) for convenience, (ii) if Seller fails to complete or deliver any part thereof when scheduled based on mutual agreement, or (iii) if Seller is in breach of any material term of the Purchase Agreement, including, without limitation, any provision of Sections 7, 8 or 9 below, immediately prior to the delivery thereof. If terminating for convenience, Buyer will pay Seller termination charges equal to the cost of materials and labor incurred (and not otherwise mitigated) on ordered products or services prior to the date of Buyer’s termination notice; provided Seller takes all steps reasonably necessary to mitigate such costs. Seller will notify Buyer of the actual termination charges within thirty (30) days after termination. If termination is due to a failure of completion or delivery or breach of any material term of the Purchase Agreement, no termination charges will apply and Buyer may procure substitute products or services and Seller will be liable to Buyer for reasonable excess costs actually incurred by Buyer in connection therewith.

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(b) Prior to shipment or completion, Buyer may request changes with respect to the products or services to be provided, including, changes in method of shipping or packing, time or place of delivery and increases in delivered quantity. Seller will promptly notify Buyer of any resulting increase or decrease in cost and Buyer and Seller will agree on any price adjustment before implementing any change.

7. COMPLIANCE WITH LAWS. General. All Deliverables supplied to Buyer shall comply with, and Seller agrees to be bound by, all applicable foreign, United States federal, state and local laws, orders, rules, regulations, guidelines, standards, limitations, controls, prohibitions, or other requirements contained in, issued under, or adopted pursuant to such laws, including, without limitation, product content and labeling, including, without limitation, the U.S. Toxic Substances Control Act and applicable RoHS and REACH regulations, anti-bribery, anti-corruption laws, Conflict Mineral prohibition and Conflict Mineral disclosure requirements. Seller further agrees that neither it nor any of its subcontractors will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the production or provision of Deliverables. Delivery of any Deliverables shall constitute Seller’s representation to Buyer to the best of its knowledge that there has been and will be full compliance with all applicable laws and, at Buyer’s request, Seller shall certify in writing its compliance with the foregoing:

(a) Environmental Compliance. Seller shall comply with 1) all applicable environmental laws and regulations, and 2) the environmental compliance guidelines set forth on Buyer’s website at http://www.ingersollrand.com/supplier/environmental, as it may be amended by Buyer from time to time. THESE COMPLIANCE GUIDELINES ARE INCORPORATED HEREIN BY REFERENCE. At Seller’s request Buyer will mail Seller a hard copy.

(b) Equal Employment Opportunity. The parties shall comply with all Federal equal employment opportunity obligations under 41 CFR 60-1.4(a), 60-300.5(a), 60-741.5(a) and federal labor law obligations under 29 CFR part 471, appendix A to subpart A. THE FOLLOWING PROVISIONS ARE INCORPORATED HEREIN BY REFERENCE: Executive Order 11246 and 41 CFR § 60-4.3(a); Executive Order 11701 and 41 CFR §§ 60-250.5(a), 60-300.5; Executive Order 11758 and 41 CFR § 60-741.5(a); U.S. immigration laws, including the L-1 Visa Reform Act of 2004 and the H-1B Visa Reform Act of 2004; and Executive Order 13496.

The parties shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

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(c) Low Speed Vehicle Compliance. In addition to the foregoing compliance requirements, Seller shall ensure the Products comply with federal, state, and local regulations concerning Low Speed Vehicles, including but not limited to SAE J2358 requirements for Low Speed Vehicles. Seller will ship Products based on a speed rating of twenty-five (25) mph. Buyer or Buyer’s dealer is responsible for modifying speed via software tools provided by Seller to regulate speed in the designated end-user jurisdictions to meet the applicable Low Speed Vehicle statute. Seller shall be considered the registered Vehicle Manufacturer for purposes of the National Highway Transportation Safety Administration, including but not limited to any duties for early warning reporting to NHTSA.

(d) From time to time, at Buyer’s request, Seller shall provide certificates to Buyer relating to compliance with any applicable legal requirements, including those listed in Section 7 above.

8. CONFIDENTIAL INFORMATION; OWNERSHIP OF DOCUMENTS AND MATERIALS. (a) Seller and Buyer will treat as confidential and not disclose any proprietary or confidential information received from the other party in connection with the business relationship contemplated under the Purchase Agreement, to any person not authorized by Discloser in writing to receive it. The party disclosing such information is referred to herein as the “Discloser” and the party receiving such information is referred to herein as the “Recipient”. Recipient will use such information only as necessary to fulfill its obligations under the Purchase Agreement. Upon termination of the Purchase Agreement, all such disclosed information will be returned to Discloser, or at Discloser’s option, destroyed by Recipient. Recipient will not make any announcement or release any information concerning the Purchase Agreement to any other person or entity, including the press or any official body, except as required by law, unless prior written consent is obtained from Discloser.

(b) If a purchase order includes development services, such as the design of a unique product or modification of an existing Seller product, and is specifically identified on the Purchase Order accepted by Seller, then upon payment in full to Seller for such development services, Seller grants to Buyer and its affiliates a perpetual, worldwide, paid-up, royalty free, nonexclusive license, with the right to sublicense, to make, have made, use, offer to sell, sell, export, and import all inventions or other results of Seller’s development work that Seller conceives, develops, acquires, or reduces to practice in the course of performing work under the purchase order. Seller shall provide Buyer all documentation, information and other materials, including, without limitation, all drawings, prints, specifications, data, instructions and manuals related to such inventions or other results of Seller’s development work, necessary for Buyer to receive the full benefit of the license.

(d) Other than development services specifically contracted in 8(b) above, all drawings, models, specifications and other documents, manuals, know-how, and designs prepared by Seller whether in connection with the Purchase Agreement constitutes the Seller’s intellectual property. Seller retains full right, title and interest in such intellectual property.

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9. INTELLECTUAL PROPERTY INFRINGEMENT. Seller represents and warrants that the sale or use of the products or services provided to Buyer will not infringe or contribute to the infringement of any patents, trademarks, or copyrights. If any product, service, or part thereof is held to constitute an infringement, Seller will, at its expense, obtain for Buyer a license to use the item or service, or replace or modify the same, in a manner satisfactory to Buyer, so as to avoid the infringement. Seller shall not assert any of its patents or other intellectual property rights against Buyer or Buyer’s affiliates or customers worldwide in connection with any use of products or services provided to Buyer in the production, use, preparation, sale, or delivery of, or other action with respect to, the products or services of Buyer or Buyer’s affiliates or customers.

10. QUALITY. (a) Seller will not change the manufacturing location, manufacturing process, raw materials or proportions of raw materials used in products delivered to Buyer under the Purchase Agreement unless Seller notifies Buyer in writing of the change at least ninety (90) days before its implementation and Buyer agrees to the change in writing, with such approval not to be unreasonably withheld. Seller will be liable for all losses and damages that Buyer may suffer if Seller does not comply with the requirements of the preceding sentence. At Buyer’s request, Seller will provide samples of product produced with the proposed change to test in Buyer’s manufacturing process.

(b) Seller will review and assess and provide feedback to Buyer on timing and potential cost impacts for Seller to participate in programs implemented by Buyer with respect to quality in manufacturing and delivery of products and services.

(c) Quality Standards. Supplier shall comply with the quality standards, which are contained in the Buyer’s global supplier quality manual which is available at http://www.ingersollrand.com/supplier/quality, as the manual may be amended by Buyer from time to time (the “Quality Standards”). THE QUALITY STANDARDS ARE INCORPORATED HEREIN BY REFERENCE. At Supplier’s request Buyer will mail Supplier a hard copy. Buyer alone shall decide whether Quality Standards are being met. Supplier shall maintain and enforce all measures necessary to secure the quality of products and services and the manufacturing process thereof, including but not limited to quality control standards, inspection standards and specifications.

11. CUSTOMS AND TRADE. (a) Unless otherwise agreed by Buyer in writing, Buyer will not be a party to the importation of products. All purchases under the Purchase Agreement will be consummated subsequent to importation, prices will be inclusive of all duties and other costs of customs clearance and Seller will not cause or permit Buyer’s name to be shown as “importer of record” on any customs declaration. In any case where Buyer agrees to be the importer of record, Seller will provide all information needed to effect customs entry into each country into which the products are to be imported.

(b) Buyer shall have all rights to drawback of duty or taxes paid by Seller in its own country or in any third country where all or part of the work is executed. Seller waives any interest in or rights to such drawback and agrees to provide, at no cost to Buyer, proof of importation and/or re-exportation as the case may be, satisfactory to Buyer and the customs administration, tax collection agency, or other government agency in any country where taxes or duties are paid, as well as to provide any other supporting documentation to enable Buyer to claim drawback of duties and taxes on products or articles manufactured from products provided under the Purchase Agreement.

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(c) Seller will accurately indicate the country of origin of the products provided under the Purchase Agreement on the customs invoice and other applicable documentation. Seller will provide certificates of origin relating to such products within the meaning of the rules of origin of the NAFTA preferential duty provisions and execute such other documents as may be necessary for Buyer to claim duty preference under any applicable programs.

12. SERVICES/LIENS; SITE RULES; INSURANCE; LIABILITY. Supplier shall provide and maintain throughout the term of the Purchase Agreement the following insurance in US Dollars (or such other currency as specified in the Purchase Agreement): 1) Workers Compensation/Work-related Injury Insurance: Statutory in accordance with the state in which the products are being manufactured or assembled; 2) Employers liability in the amount of $1 million each occurrence; 3) Commercial General Liability with limits of $1 million each occurrence, $2 million aggregate, for bodily injury and property damage combined, including the following coverage features: i) blanket contractual liability, ii) Products, iii) completed operations, and iv) independent contractors coverage; 4) Automobile Liability with limits of $2 million each occurrence for bodily injury and property damage combined, covering all “owned,” “hired” and “non owned” automobiles and including contractual liability coverage; and 5) Umbrella or Excess Liability with limits of $5 million each occurrence and aggregate for bodily injury and property damage with such policy “following form” to all primary policies listed above with the exception of Workers Compensation; All insurance required a hove will be written with insurers rated A or better by the latest “ A.M. Best” Guide. Where allowable under law, a waiver of subrogation from Supplier (including affiliates, directors and officers) and its insurers will be provided in favor of Buyer. If applicable, all policies, with the exception of Workers Compensation, will identify Buyer as an additional insured and require that the Buyer receive at least thirty (30) days’ notice prior to cancellation or termination. Supplier’s insurance will be primary and noncontributory to that maintained by Buyer. Such insurance shall not be subject to any self-insured retentions without the prior written consent of Buyer. All self-insured retentions and deductibles for such insurance shall be the responsibility of Supplier. The insurance coverages under this section, including, without limitation, the additional insured coverage provided to Buyer, shall be independent of the indemnity obligations of the Purchase Agreement, and are not designed solely to guarantee payment of Supplier’s indemnity obligations. Supplier shall, at the request of Buyer, provide Buyer with copies of all policies and/or a certificate, satisfactory to Buyer, of the insurance coverages and endorsements set forth in this section and shall specify all self-insured retentions. Supplier’s insurance coverage will not be Buyer’s exclusive remedy; instead Buyer will be entitled to all remedies available to it under equity or the law. No insurance will be deemed to be in effect until satisfactory certificates thereof are delivered to Buyer, containing provisions requiring the insurance carrier to notify Buyer at least thirty (30) days prior to any expiration or termination of, or material change to, the policy. In addition, all such policies shall name Buyer as an additional insured, and contain a waiver of subrogation against Buyer. Seller will also require insurance from all of its subcontractors with the same coverages and limits.

(d) It is agreed that Seller, in rendering any services on Buyer’s premises, will be an independent contractor and that neither Seller nor any principal, partner, agent or employee of Seller is the legal representative of Buyer for any purpose whatsoever and has no right or authority to assume or create, by action, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of Buyer and neither Seller nor any principal, agent or employee of Seller shall be entitled to or be eligible to participate in any benefit program extended by Buyer to its employees.

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All Seller’s employees providing services under the Purchase Agreement must be authorized to work in the jurisdiction where the services are performed.

(e) Limitation of Liability for consequential damages. In no event shall either party’s liability to the other of any kind include any special, indirect, incidental, or consequential losses or damages, even if the breaching party is advised of the possibility of such potential loss or damage.

13. INDEMNIFICATION. Seller will fully defend, indemnify, hold harmless and reimburse Buyer, its officers, directors, shareholders, affiliates, subsidiaries, employees, agents, customers and assigns from and against all claims, suits, actions, proceedings, damages, losses and expenses, including attorneys’ fees, arising out of, related to, or resulting from: (a) any breach of any representation, warranty, certification, covenant or agreement made by Seller in the Purchase Agreement; (b) any negligence or willful misconduct of Seller or its agents or subcontractors in connection with performance under the Purchase Agreement; (c) any litigation, proceeding or claim by any third party relating to the obligations of Seller under the Purchase Agreement; (d) any violation of law by Seller, its employees, agents, affiliates, contractors or subcontractors and (e) Seller’s use, control, ownership, or operation of its business and facilities, except to the extent caused by the negligence of Buyer. Seller agrees to include this Indemnification provision in any subcontracts issued hereunder.

14. BUYER’S AND SELLER’S PROPERTY. Unless Buyer and Seller otherwise agrees in writing, all tools, equipment or other materials furnished by one party to the other are the personal property of the furnishing party. Whenever practical, each party will adequately identify the other party’s property and safely store it separate and apart from its own property. Party B will not substitute any property for Party A’s property and will use such property only in fulfilling its obligations under the Purchase Agreement. While·in Party B’s custody or control, Party A’s property will be held at Party B’s risk, kept insured by Party B at Party B’s expense, and subject to removal at Party A’s request.

15. SET-OFF. Buyer may set off any invoiced amount owing at any time from Seller to Buyer or any of its affiliated companies, where Buyer maintains a greater-than-51% ownership, against any amount payable at any time by Buyer under the Purchase Agreement.

16. FORCE MAJEURE. (a) Any non-performance or delay in performance of any obligation of Seller or Buyer under the Purchase Agreement will be excused to the extent such failure or non-performance is caused by “Force Majeure.” “Force Majeure” means any cause preventing performance of an obligation under the Purchase Agreement which is beyond the reasonable control of the Seller or Buyer, and which, by the exercise of due diligence, could not be overcome, including without limitation, fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, acts of a governmental authority, and acts of God. In no event shall Seller’s ability to sell products or services at a better price or Seller’s economic hardship in buying raw materials necessary to manufacture products at a commercially reasonable price constitute Force Majeure.

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(b) If Buyer or Seller is affected by Force Majeure, it will (i) promptly provide notice to the other party, explaining the full particulars and the expected duration of the Force Majeure and (ii) use its best efforts to remedy the interruption or delay if it is reasonably capable of being remedied. In the event of Force Majeure, deliveries or acceptance of deliveries of products or services which have been suspended will not be required to be made up on the resumption of performance and, to the extent not otherwise permitted under the Purchase Agreement, Buyer will have the right to purchase products and services from other sources during the period of Force Majeure. If a Force Majeure extends for more than sixty (60) days, the Purchase Agreement may be terminated upon written notice by the party not declaring Force Majeure without any liability on its part.

(c) If a Force Majeure compels Seller to allocate deliveries of products or services, Seller will make such allocation in a manner that ensures Buyer at least the same proportion of the Seller’s total output as was purchased by Buyer prior to the Force Majeure. Seller will use best efforts to source products or other items, at Seller’s expense, from its own or its affiliates’ global operations or the market in order to meet Buyer’s required delivery dates.

17. TERMINATION. (a) Buyer or Seller may terminate the Purchase Agreement upon thirty (30) days’ prior written notice if the other party breaches any material term thereof or files for bankruptcy; provided, however that during such notice period, the party in default may cure its default and thereby abate the termination. In the event Seller has not complied in any respect with Sections 7, 8 or 9 above, Buyer shall have the right to immediately terminate the Purchase Agreement, without further compensation to the Seller and without Seller’s ability to abate the termination. In addition, Seller shall compensate Buyer for any actual out of pocket damages suffered by Buyer as a result of Seller’s breach of Sections 7, 8 or 9 above. After receipt of a notice of termination, the Seller shall immediately: (i) stop work as directed in the notice; (ii) place no further subcontracts or purchase orders for materials, services or facilities, except as necessary to complete the continued portion of the Purchase Agreement; and (iii) terminate all subcontracts to the extent that they relate to the work terminated.

(b) Notwithstanding paragraph 17(a) Seller may only terminate a purchase order after giving Buyer reasonable notice of such termination, as well as an opportunity to identify and set up an alternate supplier.

18. ACCESS AND AUDIT. In order to assess Seller’s work quality and compliance with the Purchase Agreement, Seller will permit Buyer reasonable access to (i) all locations where work is performed in connection with the products or services provided for in the Purchase Agreement, and (ii) Seller’s books and records relating to the Purchase Agreement.

19. PERSONAL DATA PROTECTION. (a) “Personal Data” includes any information relating to an identified or identifiable natural person; “Personal Data” includes any Personal Data given by one party to another “Discloser” and “Recipient”, respectively, any Personal Data being Processed by Recipient on behalf of Discloser, and any Personal Data pertaining to any Discloser personnel; and “Processing” includes any operation or set of operations performed upon Personal Data, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

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(b) Recipient, including its staff, shall view and Process Discloser Personal Data only on a need-to-know basis and only to the extent necessary to perform this Purchase Agreement or Discloser’s further written instructions.

(c) Recipient agrees to keep Discloser Personal Data confidential and not to disclose Discloser Personal Data to third parties without prior express written consent from Discloser. Recipient further agrees to use technical and organizational measures, commensurate with the risk associated with a breach of such Data and in compliance with applicable data protection regulation(s), to ensure the security and confidentiality of Discloser Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss of such Data. Recipient shall immediately inform Discloser of any Security Breach, where “Security Breach” is defined as any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of Discloser Personal Data, including but not limited to any unauthorized access or use, or any broader circumstances as defined in any applicable local law. Recipient shall also provide Discloser with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person, and any other information Discloser may request concerning such affected persons and the details of the breach. Recipient agrees to take action immediately, at its own expense, to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach, and to carry out any recovery or other action (e.g., mailing statutory notices) necessary to remedy the Security Breach. The content of any filings, communications, notices, press releases, or reports related to any Security Breach (“Notices”) must first be approved by Discloser prior to any publication or communication thereof to any third party. Recipient shall pay for or reimburse Discloser for all costs, losses and expenses relating to any Security Breach, including without limitation, the cost of Notices.

(d) Recipient shall comply with all applicable laws and regulation pertaining to Personal Data protection and will process employment data consistent with Discloser’s employment data protection standards. In particular, where Personal Data is collected by the Recipient from a data subject directly, Recipient shall provide such data subject with the information required by applicable laws and regulation, permit access by the data subject to the Personal Data collected about him/her and, when necessary, obtain such data subject’s consent.

(e) Discloser reserves the right to conduct an on-site verification, with prior written reasonable notice, of Recipient’s compliance with obligations relating to Discloser Personal Data at any time, even after termination of this Agreement, and Recipient agrees to provide access to all concerned facilities, equipment and records necessary to conduct such verification.

(f) Upon termination of this Purchase Agreement, for whatever reason, Recipient shall stop the Processing of Discloser Personal Data, unless instructed otherwise by Discloser, and these undertakings shall remain in force until such time as Recipient no longer possesses Discloser Personal Data.

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(g) Recipient understands and agrees that Discloser may require Recipient to provide certain Personal Data (“Recipient Personal Data”) such as the name, address, telephone number, and e-mail address of Recipient’s representatives in transactions, and that Discloser and its affiliates and their contractors may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Purchase Agreement, including but not limited to supplier and payment administration. Recipient agrees that it will comply with all legal requirements associated with transferring any Recipient Personal Data to Discloser. Discloser will be the “Controller” of this data for legal purposes, and agrees not to share Recipient Personal Data beyond Discloser, its affiliates and their contractors, and to use reasonable technical and organizational measures to ensure that Recipient Personal Data is processed in conformity with applicable data protection laws. Recipient may obtain a copy of the Recipient Personal Data and submit updates and corrections to it by sending Discloser a written notice.

20. SUPPLIER SECURITY AND CRISIS MANAGEMENT POLICY. Seller will have and shall comply with, and at Buyer’s request provide Buyer with a copy of, Seller’s security and crisis management that, at a minimum, provides for measures that ensure the physical integrity and security of all shipments against the unauthorized introduction of harmful or dangerous materials. Buyer reserves the right to request information in connection with such policy, conduct on-site audits of Seller’s facility and practices to determine whether such policy and Seller’s implementation of such policy are reasonably sufficient to protect Buyer’s interests. If Buyer reasonably determines that Seller’s security and crisis management policy and/or such policy implementation is/are insufficient to protect Buyer’s property and interests, Buyer may give Seller notice of such determination. Upon receiving such notice, Seller shall have forty-five (45) days thereafter to make such policy changes and take the implementation actions reasonably requested by Buyer. All costs associated with development and implementation of Seller’s security and crisis management plan and Buyer’s recommendations thereto shall be borne by Seller. In addition, Seller agrees that it will review the requirements of applicable national security programs, including but not limited to the Customs-Trade Partnership Against Terrorism (“C-TPAT”) program of the United States (if applicable) and will (i) maintain a written plan for security procedures in accordance with the recommendations of such programs; and (ii) inform Buyer of its membership status and any changes thereto, relative to such programs.

21. ETHICAL BUSINESS CONDUCT. Supplier shall adopt and comply with Buyer’s Business Partner Code of Conduct (“BPCOC”), which is located at: http://www.ingersollrand.com/supplier/BPCOC. THE BPCOC IS INCORPORATED HEREIN BY REFERENCE. Additionally, Supplier shall take all reasonable steps necessary to ensure that its sub-suppliers and subcontractors comply with the BPCOC. At Supplier’s request Buyer will mail Supplier a hard copy. The BPCOC may be amended by Buyer from time to time.

22. INTELLECTUAL PROPERTY RIGHTS. Except as otherwise addressed in any separate contract between the parties, and subject to Section 8(b) above, Buyer and Seller agrees that, where it undertakes, whether alone or jointly with Buyer, any research, development and/or design activities relating to Deliverables 1) as requested by Buyer in connection with any purchase agreement and/or 2) using or derived from Confidential Information provided by Buyer, Buyer shall own all rights in any resulting intellectual property and grants Seller a worldwide, perpetual, non-exclusive, royalty-free license to use such intellectual property outside the field of small motor recreational and utility vehicles. Seller shall be solely responsible for any compensation payable, by law or by contract, if any, to individual inventors of Seller. Buyer shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections, with respect to such intellectual property, on a worldwide basis., and to require the incorporation of such intellectual property into the Deliverables at no additional charge. Seiter shall execute such documents, render such assistance, and take such other actions as Seller may reasonably request to apply for, register, perfect, confirm, and protect Buyer’s intellectual property rights under this section.

23. MEDIA. Seller shall not engage in (a) any external communications, media interviews, press releases, trade shows, or external engagements or (b) issue or prepare any marketing, social media, or advertising materials regarding the products without Buyer’s prior written consent.

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